Exhibit 99.1
Contact Info:    Joseph R. Lussier, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5578

Enterprise Bancorp, Inc. Announces First Quarter Financial Results

LOWELL, MA, April 21, 2022 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the three months ended March 31, 2022, of $10.3 million, or $0.85 per diluted common share, compared to $10.4 million, or $0.86 per diluted common share, for the three months ended March 31, 2021.

As previously announced on April 19, 2022, the Company declared a quarterly dividend of $0.205 per common share to be paid on June 1, 2022, to shareholders of record as of May 11, 2022.

Chief Executive Officer Jack Clancy commented, "Our first quarter financial results were solid and reflected strong growth in our core operations and the lower impact from the Paycheck Protection Program (PPP). Net interest income, excluding PPP, increased by 13% over the prior year period. Loan growth, excluding PPP, ("core loans," non-GAAP) was also strong, increasing 3% from December 31, 2021 (12% annualized) and 12% compared to March 31, 2021."

Mr. Clancy further noted, "During the quarter, we continued to experience high liquidity. The balance in interest-earning deposits with banks averaged $381.5 million for the three-month period. Our high liquidity position has resulted primarily from significant customer deposit growth in 2020 and 2021 and from PPP loan forgiveness, partially offset by growth in the investment and loan portfolios in 2021." Mr. Clancy added, "The yield on the majority of our excess liquidity balance increased to 0.40% from 0.15% on March 16th when the Federal Reserve Bank increased the federal funds rate."

Executive Chairman & Founder George Duncan commented, "Other significant items during the quarter were the quarterly dividend declaration of a $0.205 per share on April 19th, an increase of 11% over the prior year period, the relocation of our temporary Lexington branch to its permanent location on March 14th, and the continued construction of our Londonderry branch, which is expected to open in May." Mr. Duncan continued, "This will be our 8th branch in Southern New Hampshire, and it is in a highly visible location. Londonderry will be our third branch opening since the pandemic began, along with Lexington in 2020 and North Andover in 2021, and reflects our strategy of contiguous organic expansion into strong commercial markets."

Net Income
Net income for the three months ended March 31, 2022, amounted to $10.3 million, a decrease of $65 thousand compared to the prior year period. Pre-tax income decreased by $330 thousand, or 2%, over the same periods. The effective tax rate was 22.9% at March 31, 2022, compared to 24.3% at March 31, 2021.
•The decrease in pre-tax income was attributable primarily to a decrease in net interest income of $703 thousand and an increase in non-interest expense of $1.1 million, partially offset by an increase in non-interest income of $1.3 million.
•Current period tax expense benefited from a lower effective tax rate compared to the prior year period due to increases in tax-exempt income, lower-taxed income at investment security corporations and discrete tax benefits related to stock-based compensation transactions.

Net Interest Income
Net interest income for the three months ended March 31, 2022, amounted to $34.0 million, a decrease of $703 thousand, or 2%, compared to the three months ended March 31, 2021.
•The decrease in net interest income was due largely to a decrease in PPP income of $4.5 million, partially offset by increases in loan income, excluding PPP (non-GAAP), of $1.6 million, investment security income of $1.2 million, and a decrease in deposit interest expense of $942 thousand.

•PPP income amounted to $1.5 million for three months ended March 31, 2022, compared to $6.0 million for the three months ended March 31, 2021.
•PPP loans amounted to $32.2 million at March 31, 2022, compared to $484.2 million at March 31, 2021, a decrease of $452.0 million, or 93%, due to the continued forgiveness of PPP loans during the period.

Net Interest Margin
Tax equivalent net interest margin ("net interest margin" or "margin") was 3.28% and 3.62% for the three months ended March 31, 2022, and 2021, respectively. Margin has also been negatively impacted by large balances in lower-yielding interest-earning deposits with banks, and to a lesser extent, PPP loans, as illustrated below.
For the three months ended March 31, 2022 and 2021:
•Average interest-earning deposits with banks amounted to $381.5 million and $279.8 million, respectively.
•Average PPP loan balances, net of deferred SBA fees, amounted to $48.9 million and $452.8 million, respectively.
•Adjusted net interest margin (non-GAAP) was 3.47% and 3.68%, respectively.

Other key items impacting margin for the period ended March 31, 2022, compared to the prior year period included:
•Average investment securities increased $472.8 million, or 55%, and the yield decreased 22 basis points.
•Average core loans (non-GAAP) increased $248.5 million, or 10%, and the yield decreased 15 basis points.
•Average customer deposits increased $394.5 million, or 11%, and the yield decreased 6 basis points.

Provision for Credit Losses
The provision for credit losses for the three months ended March 31, 2022, amounted to $530 thousand, a decrease of $150 thousand, compared to the three months ended March 31, 2021.
•The provision for the period ended March 31, 2022, resulted primarily from core loan growth (non-GAAP), partially offset by decreases in reserves for individually evaluated loans and unfunded commitments (included in other liabilities).

Non-Interest Income
Non-interest income for the three months ended March 31, 2022, amounted to $5.6 million, an increase of $1.3 million, or 30%, compared to three months ended March 31, 2021.
•The increase in non-interest income resulted primarily from increases in net gains on sales of debt securities of $934 thousand. Excluding the increase in net gains on sales of debt securities, non-interest income increased $362 thousand, or 9%.
•Other components of the increase included deposit and interchange fees of $196 thousand and income on bank-owned life insurance of $159 thousand, partially offset by greater losses on equity investment fair values of $151 thousand (included in other income).

Non-Interest Expense
Non-interest expense for the three months ended March 31, 2022, amounted to $25.8 million, an increase of $1.1 million, or 4%, compared to the three months ended March 31, 2021.
•Non-interest expense in the prior year period included a loss on the extinguishment of subordinated debt of $713 thousand. Excluding this item, non-interest expense increased $1.8 million, or 7%.
•The increase in non-interest expense resulted primarily from increases in salaries and employee benefits of $1.1 million, advertising and public relations expense of $153 thousand, deposit insurance premiums of $200 thousand, and audit legal and professional of $143 thousand.

Credit Quality
The allowance for credit losses ("ACL") for loans amounted to $48.4 million, or 1.63% of total loans, at March 31, 2022, compared to $47.7 million, or 1.63% of total loans, at December 31, 2021. The ACL to total core loans ratio (non-GAAP) decreased to 1.65% from 1.67% over the respective periods. The reserve for unfunded commitments (included in other liabilities) amounted to $3.4 million at March 31, 2022, compared to $3.7 million at December 31, 2021.

Net charge-offs for the three months ended March 31, 2022, amounted to $105 thousand, compared to $1.8 million for the three months ended March 31, 2021. Net charge-offs for the prior year period related primarily to an individually evaluated commercial real estate loan, which was fully reserved for prior to 2021.

Non-performing assets amounted to $25.2 million, or 0.57% of total assets, at March 31, 2022, compared to $26.5 million, or 0.60% of total assets, at December 31, 2021.

Balance Sheet
Total assets amounted to $4.45 billion at both March 31, 2022 and December 31, 2021.

Total interest-earning deposits with banks amounted to $384.5 million at March 31, 2022, compared to $403.0 million at December 31, 2021, a decrease of $18.6 million, or 5%.

Total investment securities at fair value amounted to $910.0 million at March 31, 2022, compared to $958.2 million at December 31, 2021, a decrease of $48.2 million, or 5%. The change resulted primarily from a decrease in the bond portfolio's fair value of $58.0 million during the period caused by significant increases in market interest rates.

Total loans amounted to $2.96 billion at March 31, 2022, compared to $2.92 billion at December 31, 2021, an increase of $42.0 million, or 1%. Core loans (non-GAAP) increased $81.4 million, or 3%, during the quarter ended March 31, 2022.

Customer deposits amounted to $4.03 billion at March 31, 2022, compared to $3.98 billion at December 31, 2021, an increase of $54.3 million, or 1%.

Shareholders' Equity & Regulatory Capital
Total shareholders' equity amounted to $310.5 million at March 31, 2022, compared to $346.9 million at December 31, 2021, a decrease of $36.4 million, or 10%. The change was attributable primarily to a decrease in accumulated other comprehensive income ("AOCI") of $45.0 million since December 31, 2021, partially offset by an increase in retained earnings of $7.8 million over the same period. The change in AOCI resulted from a decrease in the fair value of investment securities attributed to the significant increase in market interest rates during the period. The Company classifies all of its debt securities as available-for-sale and anticipates they will mature or be called at full par value.

During the three months ended March 31, 2022, the Company's reported book value per common share and return on average shareholders' equity ratios were impacted by the change in AOCI as follows:
•Book value per common share was $25.66 at March 31, 2022, compared to $28.82 at December 31, 2021, a decrease of 11%. Excluding AOCI (non-GAAP), book value per common share was $28.99 at March 31, 2022 and $28.43 at December 31, 2021, an increase of 2%.
•Return on average shareholders' equity was 12.56% for each of the quarters ended March 31, 2022, and December 31, 2021. Excluding AOCI (non-GAAP), the return on average shareholders' equity was 11.78% and 12.69% for the quarters ended March 31, 2022, and December 31, 2021, respectively.
•Regulatory capital ratios, of which AOCI is not a component, remained largely unchanged at March 31, 2022, compared to December 31, 2021.

Wealth Management
Wealth assets under management and administration, which are not carried as assets on the Company's consolidated balance sheets, amounted to $961.5 million and $243.2 million, at March 31, 2022, respectively, representing decreases of $79.9 million, or 8%, and $14.6 million, or 6%, respectively, compared to December 31, 2021. The decreases in wealth assets under management and administration were attributable primarily to declines in market values during the three months ended March 31, 2022.

Non-GAAP Measures
Throughout this press release, certain measures have been adjusted to provide what management believes are more meaningful comparisons between periods. The items principally impacted and reported as non-GAAP were loans (PPP loans), liquidity (interest-earning deposits with banks), net interest margin, shareholders' equity (accumulated other comprehensive income), and any related measures presented. We refer to any measure that excludes PPP loans as "core" and any measure that excludes PPP loans and interest-earning deposits with banks as "adjusted". The activity which resulted in the Company's use of non-GAAP measures consisted of: (1) the Company originated over $715 million in short-term PPP loans between April 2020 and May 2021; (2) forgiveness of PPP loans by the SBA began in November 2020 and continued through the current period, with approximately 95% of the principal balance of PPP loans originated by the Company forgiven by the SBA; (3) liquidity, carried as lower-yielding interest-earning deposits with banks, has increased significantly following the trends in customer deposits and PPP loan forgiveness over the past two years; and (4) the significant increase in market interest rates during the first quarter of 2022 resulted in unrealized losses in the Company’s available-for-sale debt securities portfolio of $52.1 million and a corresponding reduction in shareholder's equity of $40.3 million at March 31, 2022. The tables beginning on page 10 of this press release provide a reconciliation of the non-GAAP measures to the information presented under U.S. generally accepted accounting principles ("GAAP").

About Enterprise Bancorp, Inc.
Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 130 consecutive profitable quarters. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic and digital banking options, and commercial insurance services, as well as wealth management, and trust services. The Company's headquarters and Enterprise Bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Northern Middlesex, Northern Essex, and Northern Worcester counties of Massachusetts and the Southern Hillsborough and Southern Rockingham counties in New Hampshire. Enterprise Bank has 26 full-service branches located in the Massachusetts communities of Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Lexington, Lowell (2), Methuen, North Andover, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua (2), Pelham, Salem and Windham. The Company is in the process of constructing a branch office in Londonderry, New Hampshire and anticipates that this location will open in May of 2022.

Forward-Looking Statements
This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," "plan," and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties, and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed in, or implied by, the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, the impact of the ongoing COVID-19 pandemic and any current or future variants thereof, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, the receipt of required regulatory approvals, changes in tax laws, and current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic and any current or future variants thereof. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. For more information about these factors, please see our reports filed with or furnished to the U.S. Securities and Exchange Commission (the "SEC"), including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands, except per share data)	March 31, 2022	December 31, 2021	March 31, 2021
Assets
Cash and cash equivalents:
Cash and due from banks	$45,233	$33,572	$40,539
Interest-earning deposits with banks	384,454	403,004	400,777
Total cash and cash equivalents	429,687	436,576	441,316
Investments:
Debt securities at fair value (amortized cost of $959,181, $950,523, and $581,360 respectively)	907,052	956,430	601,264
Equity securities at fair value	2,961	1,785	1,197
Total investment securities at fair value	910,013	958,215	602,461
Federal Home Loan Bank ("FHLB") stock	2,048	2,164	2,010
Loans held for sale	—	—	7,545
Loans:
Total loans	2,962,721	2,920,684	3,109,360
Allowance for credit losses	(48,424)	(47,704)	(49,899)
Net loans	2,914,297	2,872,980	3,059,461
Premises and equipment, net	45,130	44,689	46,040
Lease right-of-use asset	24,915	24,295	18,279
Accrued interest receivable	14,272	13,354	15,958
Deferred income taxes, net	32,999	19,644	16,239
Bank-owned life insurance	63,249	62,954	31,499
Prepaid income taxes	2,018	279	3,600
Prepaid expenses and other assets	10,190	7,013	7,697
Goodwill	5,656	5,656	5,656
Total assets	$4,454,474	$4,447,819	$4,257,761
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Customer deposits	$4,034,500	$3,980,239	$3,741,146
Brokered deposits	—	—	75,015
Total deposits	4,034,500	3,980,239	3,816,161
Borrowed funds	2,974	5,479	8,631
Subordinated debt	59,009	58,979	58,889
Lease liability	24,301	23,627	17,397
Accrued expenses and other liabilities	22,405	31,063	26,979
Accrued interest payable	746	1,537	949
Total liabilities	4,143,935	4,100,924	3,929,006
Commitments and Contingencies
Shareholders' Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock, $0.01 par value per share; 40,000,000 shares authorized; 12,103,188, 12,038,382, and 12,007,998 shares issued and outstanding, respectively	121	120	120
Additional paid-in capital	101,139	100,352	97,970
Retained earnings	249,579	241,761	216,610
Accumulated other comprehensive (loss) income	(40,300)	4,662	14,055
Total shareholders' equity	310,539	346,895	328,755
Total liabilities and shareholders' equity	$4,454,474	$4,447,819	$4,257,761

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended
	March 31,
(Dollars in thousands, except per share data)	2022	2021
Interest and dividend income:
Loans and loans held for sale	$30,695	$33,650
Investment securities	4,588	3,394
Other interest-earning assets	181	65
Total interest and dividend income	35,464	37,109
Interest expense:
Deposits	600	1,323
Borrowed funds	13	8
Subordinated debt	818	1,042
Total interest expense	1,431	2,373
Net interest income	34,033	34,736
Provision for credit losses	530	680
Net interest income after provision for credit losses	33,503	34,056
Non-interest income:
Wealth management fees	1,729	1,612
Deposit and interchange fees	1,802	1,606
Income on bank-owned life insurance, net	295	136
Net gains on sales of debt securities	1,062	128
Net gains on sales of loans	22	128
Other income	685	689
Total non-interest income	5,595	4,299
Non-interest expense:
Salaries and employee benefits	16,792	15,721
Occupancy and equipment expenses	2,415	2,381
Technology and telecommunications expenses	2,636	2,554
Advertising and public relations expenses	667	514
Audit, legal and other professional fees	710	567
Deposit insurance premiums	556	356
Supplies and postage expenses	220	227
Loss on extinguishment of subordinated debt	—	713
Other operating expenses	1,761	1,651
Total non-interest expense	25,757	24,684
Income before income taxes	13,341	13,671
Provision for income taxes	3,054	3,319
Net income	$10,287	$10,352

Basic earnings per common share	$0.85	$0.87
Diluted earnings per common share	$0.85	$0.86

Basic weighted average common shares outstanding	12,055,991	11,959,469
Diluted weighted average common shares outstanding	12,090,201	11,994,437

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the three months ended	At or for the year ended	At or for the three months ended
(Dollars in thousands, except per share data)	March 31, 2022	December 31, 2021	March 31, 2021
ASSET DATA
Total assets	$4,454,474	$4,447,819	$4,257,761
Wealth assets under management	961,491	1,041,409	900,235
Total assets under management (non-GAAP)	$5,415,965	$5,489,228	$5,157,996

INCOME STATEMENT RATIOS (annualized)
Return on average total assets	0.95%	0.98%	1.03%
Return on average shareholders' equity	12.56%	12.49%	12.78%
Net interest margin (tax-equivalent)(1)	3.28%	3.44%	3.62%

SHAREHOLDERS' EQUITY RATIOS
Book value per common share	$25.66	$28.82	$27.38
Dividends paid per common share	$0.205	$0.740	$0.185

REGULATORY CAPITAL RATIOS
Total capital to risk weighted assets	13.72%	13.73%	14.28%
Tier 1 capital to risk weighted assets(2)	10.65%	10.62%	10.94%
Tier 1 capital to average assets	7.83%	7.56%	7.62%

CREDIT QUALITY DATA
Non-performing loans	$25,173	$26,522	$35,630

Non-performing loans to total loans	0.85%	0.91%	1.15%
Non-performing loans to total core loans (non-GAAP)(3)	0.86%	0.93%	1.36%

Allowance for credit losses to total loans	1.63%	1.63%	1.60%
Allowance for credit losses to total core loans (non-GAAP)(3)	1.65%	1.67%	1.90%
(1)Tax equivalent net interest margin is net interest income adjusted for the tax equivalent effect associated with tax-exempt loan and investment income, expressed as a percentage of average interest-earning assets.
(2)Ratio also represents common equity tier 1 capital to risk weighted assets as of the periods presented.
(3)See non-GAAP measures table below for PPP-adjusted balances referred to as core.

ENTERPRISE BANCORP, INC.
Consolidated Average Balance Sheets and Yields (tax-equivalent basis)
(unaudited)

The following table presents the Company's average balance sheets, net interest income and average rates for the three months ended March 31, 2022 and 2021:

	Three months ended March 31, 2022			Three months ended March 31, 2021
(Dollars in thousands)	Average Balance	Interest(1)	Average Yield(1)	Average Balance	Interest(1)	Average Yield(1)
Assets:
Loans and loans held for sale(2) (tax equivalent)	$2,911,282	$30,806	4.29%	$3,066,648	$33,771	4.46%
Investment securities(3) (tax equivalent)	946,732	4,820	2.04%	575,775	3,618	2.51%
Other interest-earning assets(4)	383,588	181	0.19%	281,730	65	0.09%
Total interest-earnings assets (tax equivalent)	4,241,602	35,807	3.41%	3,924,153	37,454	3.86%
Other assets	154,167			158,595
Total assets	$4,395,769			$4,082,748

Liabilities and stockholders' equity:
Interest checking, savings and money market	$2,371,320	378	0.06%	$2,098,846	471	0.09%
CDs	202,702	222	0.44%	240,207	599	1.01%
Brokered deposits	—	—	—%	74,999	253	1.37%
Borrowed funds	4,263	13	1.27%	5,964	8	0.56%
Subordinated debt(5)	58,991	818	5.54%	73,592	1,042	5.68%
Total interest-bearing funding	2,637,276	1,431	0.22%	2,493,608	2,373	0.38%
Non-interest checking	1,373,267	—		1,213,764	—
Total deposits, borrowed funds and subordinated debt	4,010,543	1,431	0.14%	3,707,372	2,373	0.26%
Other liabilities	53,192			46,829
Total liabilities	4,063,735			3,754,201
Stockholders' equity	332,034			328,547
Total liabilities and stockholders' equity	$4,395,769			$4,082,748

Net interest-rate spread (tax equivalent)			3.19%			3.48%
Net interest income (tax equivalent)		34,376			35,081
Net interest margin (tax equivalent)			3.28%			3.62%
Less tax equivalent adjustment		343			345
Net interest income		$34,033			$34,736
Net interest margin			3.25%			3.58%
________________________________________
(1)Average yields and interest income are presented on a tax equivalent basis, calculated using a U.S. federal income tax rate of 21% in both 2022 and 2021, based on tax equivalent adjustments associated with tax exempt loans and investments interest income.
(2)Average loans and loans held for sale include non-accrual loans and are net of average deferred loan fees.
(3)Average investments are presented at average amortized cost.
(4)Average other interest-earning assets include interest-earning deposits with banks, federal funds sold and FHLB stock.
(5)The subordinated debt is net of average deferred debt issuance costs.

ENTERPRISE BANCORP, INC.
Non-GAAP Financial Measures and Reconciliations
(unaudited)

NON-GAAP MEASURES
The accompanying unaudited consolidated interim financial statements have been prepared in accordance with GAAP. However, certain financial measures we present are supplemental measures that are not required by or are not presented in accordance with GAAP. These non-GAAP measures are intended to provide the reader with additional supplemental perspectives on operating results, performance trends, and financial condition. Non-GAAP financial measures are not a substitute for GAAP measures; they should be read and used in conjunction with the Company's GAAP financial information. In addition, the non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies; therefore these measures may not be comparable to other similarly titled measures as presented by other companies.

The following tables summarize the reconciliation of GAAP to non-GAAP measures related to the impact of PPP loans on total loans and loan interest income:

(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
TOTAL CORE LOANS
Total loans	$2,962,721	$2,920,684	$3,109,360
Adjustment: PPP loans	(33,182)	(73,885)	(496,457)
Adjustment: Deferred PPP fees	1,029	2,383	12,282
Total core loans (non-GAAP)	$2,930,568	$2,849,182	$2,625,185

	Three months ended
	March 31,
(Dollars in thousands)	2022	2021
LOAN INCOME EXCLUDING PPP INCOME
Loan income	$30,695	$33,650
Adjustment: PPP income	(1,478)	(6,013)
Loan income excluding PPP income (non-GAAP)	$29,217	$27,637

NET INTEREST INCOME EXCLUDING PPP INCOME
Net interest income	$34,033	$34,736
Adjustment: PPP income	(1,478)	(6,013)
Net interest income excluding PPP income (non-GAAP)	$32,555	$28,723

ENTERPRISE BANCORP, INC.
Non-GAAP Financial Measures and Reconciliations (continued)
(unaudited)
The following tables summarize the reconciliation of GAAP to non-GAAP measures related to the impact of PPP loans and interest-earning deposits with banks on net interest margin:

	Three months ended	Three months ended
(Dollars in thousands)	March 31, 2022	March 31, 2021
ADJUSTED INTEREST-EARNING ASSETS
Total average interest-earning assets	$4,241,602	$3,924,153
Adjustment: Average PPP loans, net	(48,930)	(452,813)
Adjustment: Average interest-earning deposits with banks	(381,517)	(279,796)
Total adjusted average interest-earning assets (non-GAAP)	$3,811,155	$3,191,544

ADJUSTED NET INTEREST INCOME
Net interest income (tax equivalent)	$34,376	$37,454
Adjustment: PPP income	(1,478)	(6,013)
Adjustment: Interest on interest-earning deposits with banks	(171)	(68)
Adjusted net interest income (tax equivalent) (non-GAAP)	$32,727	$31,373

ADJUSTED NET INTEREST MARGIN
Net interest margin (tax equivalent)	3.28%	3.62%
Adjustment: PPP effect(1)	(0.11)%	(0.23)%
Adjustment: Interest-earning deposits with banks effect(2)	0.30%	0.29%
Adjusted net interest margin (tax equivalent) (non-GAAP)	3.47%	3.68%

(1)PPP loan adjustments include an elimination of average PPP loans, net of deferred SBA fees, as well as interest income on PPP loans and related SBA fee accretion, included in net interest income.
(2)Interest-earning deposit adjustments include an elimination of average interest-earning deposits with banks, as well as interest income on interest-earning deposits with banks, included in net interest income.

ENTERPRISE BANCORP, INC.
Non-GAAP Financial Measures and Reconciliations (continued)
(unaudited)

The following tables summarize the reconciliation of GAAP to non-GAAP measures related to the impact of AOCI on the Company's reported book value per common share and return on average shareholders' equity:

	At or for the three months ended
(Dollars in thousands, except per share data)	March 31, 2022	December 31, 2021	March 31, 2021
SHAREHOLDERS' EQUITY EXCLUDING AOCI
Total shareholders' equity (as reported)	$310,539	$346,895	$328,755
Less: accumulated other comprehensive (loss) income	(40,300)	4,662	14,055
Shareholders' equity (excluding AOCI)(1)	$350,839	$342,233	$314,700

BOOK VALUE PER COMMON SHARE EXCLUDING AOCI
Book value per common share (as reported)	$25.66	$28.82	$27.38
Book value per common share (excluding AOCI)(1)	$28.99	$28.43	$26.21

AVERAGE SHAREHOLDERS' EQUITY EXCLUDING AOCI
Total average shareholders' equity (as reported)	$332,035	$342,635	$328,547
Less: average accumulated other comprehensive (loss) income	(22,228)	3,585	17,375
Average shareholders' equity (excluding AOCI)(1)	$354,263	$339,050	$311,172

RETURN ON AVERAGE SHAREHOLDERS' EQUITY EXCLUDING AOCI
Return on average shareholders' equity (as reported)	12.56%	12.56%	12.78%
Return on average shareholders' equity (excluding AOCI)(1)	11.78%	12.69%	13.49%
(1)A non-GAAP measure.